EXHIBIT 10.5

INTELLECTUAL PROPERTY SECURITY AGREEMENT

THIS INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, restated or otherwise modified, this “Agreement”) dated as of June 1, 2018, is made among Oncolix, Inc., a Florida corporation (the “Company”), those subsidiaries of the Company that are signatories hereto (such subsidiaries, the “Guarantors” and, together with the Company, the “Debtors”) and Puritan Partners LLC, as Agent (the “Agent”) for the holders of the Company’s 10% Senior Secured Convertible Notes (collectively, the “Notes”) due August 1, 2019, in the original aggregate principal amount of up to $ 3.0 million (together with the Agent, and all of their endorsees, transferees and assigns, collectively, the “Secured Parties”).

RECITALS

WHEREAS, pursuant to the Purchase Agreement (as defined in the Notes), the Secured Parties have severally agreed to extend the loans to the Company evidenced by the Notes;

WHEREAS, pursuant to a certain Subsidiary Guarantee (the “Guarantee”), the Guarantor agreed to guarantee and act as surety for payment of the Notes;

WHEREAS, in order to induce the Secured Parties to extend the loans evidenced by the Notes, each Debtor has agreed to execute and deliver to the Secured Parties this Agreement and the Intercreditor Agreement and to grant the Secured Parties, pari passu with (i) each other Secured Party and through the Agent and (ii) each of the holders of the August 2017 Notes through the agent to the holders of the August 2017 Notes, a security interest in certain intellectual property of such Debtor to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the Notes and the Guarantor’s obligations under the Guarantee (collectively, the “Obligations”);

WHEREAS, the holders of the August 2017 Notes (as defined in the Purchase Agreement) have agreed to share proceeds received through enforcement of the liens and security interest granted pursuant to the August 2017 Transaction Documents with the holders of the Notes, pro rata in accordance with the aggregate amount of principal and interest outstanding on each of the Notes and August 2017 Notes;

WHEREAS, the Secured Parties agree to share proceeds received through enforcement of the liens and security interest granted pursuant to this Agreement with the holders of the August 2017 Notes, pro rata in accordance with the aggregate amount of principal and interest outstanding on each of the Notes and August 2017 Notes, as is provided for in the Intercreditor Agreement.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Debtors (intending to be legally bound) hereby agree as follows:

1. Incorporation of Notes. The Notes and the terms and provisions thereof are hereby incorporated herein in their entirety by this reference thereto. All terms capitalized but not otherwise defined herein shall have the same meanings herein as in the Notes or the Purchase Agreement.

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2. Security Interest in Intellectual Property. To secure the complete satisfaction and payment and performance when due (or declared due in accordance with the terms of the Notes) of the Obligations, the Debtors hereby confirm their grant to the Agent, on behalf of the Secured Parties, a security interest in and to any and all of the Debtors’ right, title and interest in and to all of the following now owned and existing and hereafter arising, created or acquired property (collectively, the “Intellectual Property”) owned by any of the Debtors, such security interest to be shared pari passu with the holders of the August 2017 Notes:

(i) patents and patent applications, including, without limitation, the inventions and improvements described and claimed therein, and those patents listed on Exhibit A attached hereto and hereby made a part hereof, and (a) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (b) all income, royalties, damages, proceeds and payments now and hereafter due or payable under or with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, and (d) all rights corresponding thereto throughout the world (collectively, the “Patents”);

(ii) trademarks, trademark registrations, trademark applications, trade names and tradestyles, brand names, service marks, service mark registrations and service mark applications, including, without limitation, the trademarks, trade names, brand names, service marks and applications and registrations thereof listed on Exhibit B attached hereto and hereby made a part hereof, and (a) all renewals or extensions thereof, (b) the goodwill of the Debtors’ business connected with and symbolized thereby, (c) all income, royalties, proceeds, damages and payments now and hereafter due or payable with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (d) the right to sue for past, present and future infringements thereof, and (e) all rights corresponding thereto throughout the world, if any, excluding any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed and has been accepted) (collectively, the “Trademarks”); and

(iii) any proceeds received through enforcement of the liens and security interests granted and provided for in this Agreement shall be shared pro rata and on a pari passu basis among the Holders of the Notes and holders of the August 2017 Notes in accordance with the aggregate amount of principal and interest then outstanding under each of the Notes and August 2017 Notes, as provided for in the Intercreditor Agreement.

3. Representations and Warranties. As of the date hereof, the Debtors own or otherwise have the right to use the Intellectual Property, free and clear of any claims (other than Permitted Liens, Liens securing the August 2017 Notes and except in the case of such licenses for the rights of the licensors thereunder) except for such Intellectual Property the failure of which to own or license, would not reasonably be expected to have a material adverse effect on any Debtor’s business, assets, liabilities, properties, condition (financial or otherwise), operations or prospects, or on the ability of any Debtor to perform the Obligations (“Material Adverse Effect”). Debtors’ Intellectual Property does not, to the best of our knowledge, infringe, violate or misappropriate the intellectual property rights of any third parties where such infringement would reasonably be expected to have a Material Adverse Effect. As of the date hereof, no third party has claimed or asserted in writing the right to use, in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to the Debtors’ Trademarks. No third party has asserted in writing ownership rights in the Intellectual Property that would reasonably be expected to result in a Material Adverse Effect, and Debtors have not licensed or sublicensed any third party to use the Debtors’ material Intellectual Property. The use of the Debtors’ material Intellectual Property in the Debtors’ business does not, to the best of our knowledge, infringe any right of any third party where such infringement would reasonably be expected to have a Material Adverse Effect. As of the date hereof, no third party is infringing any of the Intellectual Property except where such infringement would not reasonably be expected to have a Material Adverse Effect. Each of the Debtors has the legal right to use the Intellectual Property currently used by such Debtor. The Intellectual Property constitutes all of the intangible property necessary and sufficient for the Debtors to conduct their businesses consistent with past practices and as presently conducted.

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4. Covenants.

(i) The Debtors shall have the duty, in the Debtors’ good faith business judgment: (a) to file and prosecute diligently any Patent or Trademark applications pending as of the date hereof or hereafter until the termination of this Agreement in accordance with Section 6; (b) to make application on unpatented but patentable inventions and on trademarks and service marks where any such application is deemed by the Debtors to be commercially reasonable, (c) to preserve and maintain all rights in the material Trademarks and Patents owned by any Debtor (including, but not limited to, with respect to Trademarks, the filing of affidavits of use and, incontestability, where applicable, under §§8 and 15 of the Lanham Act (15 U.S.C. § 1058, 1065) and renewals and initiating opposition or cancellation proceedings or litigation against users of the same or confusingly similar marks who seriously threaten the validity or rights of any Debtor in its Trademarks), and (d) to ensure that the material Trademarks and Patents owned by any Debtor are and remain enforceable. Any and all costs and expenses incurred in connection with the Debtors’ obligations under this Section shall be borne by the Debtors.

(ii) The Debtors will promptly notify the Agent in writing if any third party (x) claims or asserts (i) the right to use, in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Debtors’ Trademarks, or (ii) ownership rights in any of the Intellectual Property that would reasonably be expected to result in a Material Adverse Effect, or (y) infringes any of the Intellectual Property except where such infringement would not reasonably be expected to have a Material Adverse Effect.

5. Effect on Notes. Each Debtor acknowledges and agrees that this Agreement is not intended to limit or restrict in any way the rights and remedies of the Agent or the Secured Parties under the Notes but rather is intended to be filed by the Agent with the United States Patent and Trademark Office and, if applicable, the United States Copyright Office or Library of Congress in order to provide notice of the Secured Parties’ security interest. The Secured Parties shall have, in addition to all other rights and remedies given them by the terms of this Agreement and the Notes, all rights and remedies allowed by law, in equity, and the rights and remedies of a secured party under the UCC. In the event of a conflict between the Notes and this Agreement, the terms of the Notes shall control.

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6. Release of Security Agreement. Upon the indefeasible repayment in full in cash of the Obligations (other than contingent indemnification obligations) and the termination of the Notes in accordance with their terms, this Agreement shall terminate, and the Agent shall execute and deliver any document reasonably requested by the Debtors, at the Debtors’ joint and several cost and expense, as shall be necessary to evidence termination of the security interest granted by the Debtors to the Secured Parties hereunder.

7. Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid and unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

8. Modification. This Agreement cannot be altered, amended or modified in any way, except by a writing signed by the Debtors and the Agent.

9. Binding Effect; Benefits. This Agreement shall be binding upon each of the Debtors and its successors and permitted assigns, and shall inure to the benefit of the Agent and each of the Secured Parties, and their successors and assigns; provided, however, the Debtors shall not assign this Agreement or any of the Debtors’ obligations hereunder without the prior written consent of the Agent.

10. Headings; Counterparts. Paragraph headings used herein are for convenience only and shall not modify the provisions which they precede. This Agreement may be signed in one or more counterparts, but all of such counterparts taken together shall constitute and be deemed to be one and the same instrument. A signature hereto sent or delivered by facsimile or other electronic transmission (including .PDF document) shall be as legally binding and enforceable as a signed original for all purposes.

11. Further Assurances. Each of the Debtors agrees to promptly and duly execute and deliver such further agreements, instruments and documents, and to perform such further acts, as the Agent shall reasonably request from time to time in order to carry out the purpose of this Agreement and agreements set forth herein. Each of the Debtors acknowledges that a copy of this Agreement will be filed by the Agent with the United States Patent and Trademark Office and, if applicable, the United States Copyright Office or Library of Congress, at the sole cost and expense of the Debtors.

12. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK AND THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION AND ENFORCEMENT, AND THE RIGHTS AND OBLIGATIONS OF PARTIES HEREUNDER, SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW OR CHOICE OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANY OTHER LAWS.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Intellectual Property Security Agreement in favor of the Agent, on behalf of the Secured Parties, as of the date first written above.

DEBTORS

ONCOLIX, INC. (A Florida corporation)

By: _____________________________________

Name: Michael T. Redman

Title: Chief Executive Officer

ONCOLIX, INC. (A Delaware corporation)

By: _____________________________________

Name: Michael T. Redman

Title: Chief Executive Officer

PURITAN PARTNERS LLC, AS AGENT

By: _____________________________________

Name: Richard Smithline

Title: Managing Member

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EXHIBIT A

PATENT SCHEDULE

EXHIBIT B

TRADEMARK SCHEDULE

None.